Filed Pursuant to Rule 424(b)(3)
File Number 333-140767
PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement dated June 14, 2007
to Prospectus declared
effective on May 17, 2007
(Registration No. 333-140767)

TELANETIX, INC.

This prospectus supplement dated June 14, 2007, or this "prospectus supplement," supplements and amends our prospectus dated May 17, 2007, relating to the offer and sale by the selling stockholders identified in such prospectus of up to 4,208,215 shares of our common stock.  We supplemented and amended our prospectus dated May 17, 2007 with a prospectus supplement dated June 13, 2007.  We refer to our prospectus dated May 17, 2007, as supplemented and amended to date, collectively as the "prospectus." This prospectus supplement includes our attached Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 14, 2007.

You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.  Capitalized terms used in this prospectus supplement but not otherwise defined herein shall have the meanings given to such terms in the prospectus.

Our common stock is listed on the OTC Bulletin Board under the symbol "TNXI". The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on June 13, 2007 was $4.74.

Investing in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 6 of the prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 14, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2007

TELANETIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51995	77-0622733
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6197 Cornerstone Court E, Suite 108 San Diego, California 92121
(Address of principal executive offices)

(858) 362-2250
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A amends the Form 8-K filed by Telanetix, Inc. (the "Company" or "Telanetix"), with the Securities and Exchange Commission on April 4, 2007 (the "Initial 8-K"), announcing its acquisition of all of the stock of two corporations which own all of the membership interests in AVS Installation Limited Liability Company and Union Labor Force One Limited Liability Company (together, "AVS").

As permitted under Items 9.01(a) and (b) of Form 8-K, in the Initial 8-K, Telanetix indicated that it would file financial statements and pro forma financial information required under Item 9.01 of Form 8-K within 71 calendar days after the date on which the Initial 8-K must have been filed.  This Form 8-K/A amends the Initial 8-K to include the financial statements required by Item 9.01.  The information previously reported in the Initial 8-K is hereby incorporated by reference into this Form 8-K/A.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

This Form 8-K/A amends the Initial 8-K to include the financial statements required by Item 9.01 pertaining to the Company's acquisition of AVS. The information previously reported in the Initial 8-K is hereby incorporated by reference into this Form 8-K/A.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired

The following financial statements of AVS are being filed with this report as Exhibit 99.1:

•	Independent Auditors' Report;
•	Combined Balance Sheet as of December 31, 2006;
•	Combined Statement of Operations and Members’ Capital for the year ended December 31, 2006;
•	Combined Statements of Cash Flows for the year ended December 31, 2006;
•	Notes to Combined Financial Statements;
•	Combined Balance Sheet as of March 31, 2007 (Unaudited);
•	Combined Statement of Operations and Members’ Deficit for the three months ended March 31, 2007 (Unaudited);
•	Combined Statement of Cash Flows for the three months ended March 31, 2007(Unaudited);
•	Notes to Combined Financial Statements (Unaudited).

(b)	The following pro forma financial information is being filed with this report as Exhibit 99.2:

•	Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2007;
•	Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2007;
•	Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2006; and
•	Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. The pro forma data is not necessarily indicative of what Telanetix's financial position or results of operations actually would have been had Telanetix completed the acquisition as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

(c)	Not Applicable.
(d)	Exhibits

No.           Description

23.1	Consent of Rosenberg Rich Baker Berman & Company
99.1	Financial Statements listed in Item 9.01(a)
99.2	Pro Forma Financial Information listed in Item 9.01(b)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELANETIX, INC.

Dated: June 14, 2007	By:	/s/ Thomas A. Szabo
Thomas A. Szabo Chief Executive Officer

Exhibit 23.1

CONSENT OF INDEPENDENT
 REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference in the Prospectus Supplement No. 2 to the Registration Statement on Form SB-2 of Telanetix, Inc. to be filed with the Commission on or about June 14, 2007, of our report dated June 12, 2007 on the combined financial statements of AVS Installation LLC and Union Labor Force 1 LLC for the fiscal year ended December 31, 2006.

Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
June 14, 2007

Exhibit 99.1

AVS Installation LLC & Union Labor Force 1 LLC

Combined Financial Statements
December 31, 2006

AVS Installation LLC & Union Labor Force 1 LLC
Index to the Combined Financial Statements
December 31, 2006

Page

Independent Auditor's Report	1

Combined Financial Statements:

Combined Balance Sheet	2

Combined Statement of Operations and Members' Capital	3

Combined Statement of Cash Flows	4

Notes to the Combined Financial Statements	5-7

Independent Auditor's Report

To the Management of Telanetix, Inc.
AVS Installation LLC & Union Labor Force 1 LLC

We have audited the accompanying combined balance sheet of AVS Installation LLC & Union Labor Force 1 LLC as of December 31, 2006, and the related combined statement of operations and members' capital, and cash flows for the year then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of AVS Installation LLC & Union Labor Force 1 LLC as of December 31, 2006, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
June 12, 2007

AVS Installation LLC & Union Labor Force 1 LLC
Combined Balance Sheet
December 31, 2006

Assets
Current Assets
Cash	$67,928
Accounts receivable, less allowance for doubtful accounts of $50,725	580,293
Inventories	610,709
Other current assets	8,539
Total Current Assets	1,267,469

Property and Equipment, net	54,798
Total Assets	$1,322,267

Liabilities and Members' Capital
Current Liabilities
Accounts payable	$649,877
Sales tax payable	54,058
Current portion of long-term debt	4,961
Line of credit	225,276
Payroll taxes payable	15,083
Deferred revenue	153,640
Total Current Liabilities	1,102,895

Long-term debt, net of current portion	10,064
Total Liabilities	1,112,959

Commitments and Contingencies	-
Members' Capital
Members' Capital	209,308
Total Members' Capital	209,308

Total Liabilities and Members' Capital	$1,322,267

AVS Installation LLC & Union Labor Force 1 LLC
Combined Statement of Operations and Members' Capital
Year Ended December 31, 2006

Net Sales	$4,402,745

Cost of Sales	3,685,774

Gross Profit	716,971

Operating Expenses	607,745

Income From Operations	109,226

Interest Expense	18,399

Net Income	90,827

Members' Capital, January 1, 2006	118,481

Members' Capital, December 31, 2006	$209,308

AVS Installation LLC & Union Labor Force 1 LLC
Combined Statement of Cash Flows
Year Ended December 31, 2006

Cash Flows From Operating Activities
Net income	$90,827
Adjustments to Reconcile Net Income to Net Cash Used in
Operating Activities
Depreciation	9,186
Bad debt expense	50,725
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Assets
Accounts receivable	(593,108)
Inventories	(580,299)
Other current assets	(8,539)
Increase (Decrease) in Liabilities
Accounts payable	602,265
Sales tax payable	54,058
Payroll taxes payable	14,941
Deferred revenue	132,008
Net Cash Used in Operating Activities	(227,936)

Cash Flows From Investing Activities
Cash purchases of property and equipment	(33,825)
Net Cash Used in Investing Activities	(33,825)

Cash Flows From Financing Activities
Proceeds from bank loans	225,000
Repayments of bank loan	(6,133)
Net Cash Provided by Financing Activities	218,867

Net Decrease in Cash	(42,894)

Cash, Beginning of Year	110,822

Cash, End of Year	$67,928

SUPPLEMENTAL DISCLOSURES
Cash Paid During the Year for:
Interest	$18,399
Income taxes	$-

AVS Installation LLC & Union Labor Force 1 LLC
Notes to the Combined Financial Statements

Summary of Significant Accounting Policies

Nature of Business
AVS Installation LLC & Union Labor Force 1 LLC (together, the "Company") provides audio-visual consultation, technical systems, and implementation services.  The Company is actively involved in all areas of the audio visual industry and has the ability to develop ideas and solutions from one industry to the next.

Basis of Combination
The accompanying combined financial statements include all accounts of AVS Installation LLC & Union Labor Force 1 LLC, both of which are under common control.  All significant inter-company accounts and transactions have been eliminated in combination.

Fair Value of Financial Instruments
The carrying amounts reported in the combined balance sheet as of December 31, 2006 for accounts receivable and accounts payable approximate the fair value because of the immediate or short-term maturity of these financial instruments.  The fair value of long-term debt and line of credit approximates their carrying values as the stated or discounted rates of the debt reflect recent market conditions.

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Accounts Receivable
Accounts receivable are customer obligations due under normal trade terms.  Senior management reviews accounts receivable on a monthly basis to determine if any receivables will be potentially uncollectible.  The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts.  After all attempts to collect a receivable have failed, the receivable is written off against the allowance.  Based on the information available, the Company believes its allowance for doubtful accounts as of December 31, 2006 is adequate.

Inventories
Inventory is stated at the lower of cost (First-In, First-Out ("FIFO") method) or market.  Inventory consists primarily of work-in-progress.

Advertising Costs
The Company expenses all advertising costs as incurred.

Shipping and Handling Costs
The Company expenses all shipping and handling costs as incurred.  These costs are included in Cost Sales.

Revenue Recognition
Revenue is recognized on the accrual basis of accounting when earned.  Revenue is recognized only after the systems have been shipped to the customer's location, 100% installed, and collection of the sale is reasonably assured.

Warranty Reserve
The Company warranties its installation of equipment for defects in design, materials, and workmanship generally for a period of ninety days from the date placed in service.  At December 31, 2006 the provision for estimated warranty costs was $0.  In addition, the Company will extend its warranty at an additional charge which is recognized over the life of the contract.  In 2006, warranty revenues aggregated $53,690.

AVS Installation LLC & Union Labor Force 1 LLC
Notes to the Combined Financial Statements

Summary of Significant Accounting Policies, Continued

Income Taxes
The Company has elected under the Internal Revenue Code and state law to be taxed as a partnership.  In lieu of corporation income taxes, the members of a partnership include their proportionate share of the Company's taxable income or net operating loss in their individual income tax returns.  Therefore, no provision or liability for federal income taxes has been included in these financial statements.

Property and Equipment
Property and equipment are stated at cost and include expenditures that substantially increase the useful lives of existing assets.  Maintenance, repairs and minor renewals are expensed as incurred.  When property and equipment are disposed of, the related cost and accumulated depreciation is removed from the respective accounts and any gain or loss is reflected in income.  Depreciation and amortization are computed on the straight-line method based on the estimated useful lives of the assets.

Use of Estimates
The preparation of financial statements in conformity with the U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Accordingly, actual amounts could differ from these estimates.

Property and Equipment

At December 31 2006, property and equipment consists of the following:

		Estimated
		Useful Lives
Equipment	$67,243	5 years
Less: accumulated depreciation and amortization	(12,445)
	$54,798

Depreciation expense for the year ended December 31, 2006 is $7,739.

Long-Term Debt

Long-term debt at December 31, 2006 consists of the following:

Vehicle loan bearing interest at 6.3%, due in monthly installments of
$558 including interest through July 8, 2009;.
and collateralized with vehicle with NBV $16,494.	$15,025
Less: Current portion of long-term debt	(4,961)
$10,064
Future maturities of the long-term debt are as follows:

2007	$4,961
2008	6,243
2009	3,821
Total	$15,025

AVS Installation LLC & Union Labor Force 1 LLC
Notes to the Combined Financial Statements

Lines of Credit

The Company has two Revolving Credit Agreements ("Credit Agreements") with Interstate Net Bank.  Under the terms of the Credit Agreements, the Company has the ability to borrow up to $250,000 and $300,000 at the five year Treasury Bill Rate plus 2.5% (7.4%) and 1% (5.9%), as of December 31, 2006, respectively.  The outstanding balances on the revolving credit agreements were $150,934 and $74,342, respectively.  All obligations to Interstate Net Bank are guaranteed by the two principals of the Company and their owners.  The Credit Agreements extend until July 1, 2007 and are collateralized by all of the Company's assets.

Commitments and Contingencies

The Company leases its current office in New Jersey.  The two year lease expires on July 31, 2007.  In addition, the Company leases a storage space on a month-to-month basis.  Rent expense for the year ended December 31, 2006 was $48,600.

The Company also leases delivery and office equipment in accordance with operating lease agreements that expire at various dates through 2007.  Rent expense for this equipment totaled $4,486 for the year ended December 31, 2006.

Purchase Commitments

The Company has purchase commitments for audio visual products with two of its vendors to purchase an aggregate of $35,000 annually. The purchase commitments renew automatically each year, and are cancellable upon delivery of a non-renewal notice at least 30 days prior to the renewal date.

Concentrations

For the year ended December 31, 2006 approximately 13% of purchases were made with one vendor.  At December 31, 2006, approximately 18% of the accounts payable are due to this vendor.

The Company periodically deposits cash with financial institutions in excess of the maximum federal insurance limits (FDIC) of $100,000 per bank.

Guaranteed Payments

Guaranteed payments to principals of $265,400 are included in operating expenses.

Subsequent Events

Effective April 1, 2007, Telanetix, Inc. acquired, from Robert Leggio and Elbert E. Layne, Jr., all of the stock of the two corporations which own all of the membership interests in AVS Installation Limited Liability Company and Union Labor Force One Limited Liability Company, pursuant to the terms of a Stock Purchase Agreement entered into on March 30, 2007.  The purchase price paid by Telanetix, Inc. was $1,253,000.  Telanetix, Inc. paid the purchase price through the issuance of 248,119 shares of its own common stock.  The number of shares issued was calculated by dividing the $1,253,000 purchase price by $5.05, which was the closing sales price per share of Telanetix, Inc.'s common stock on March 30, 2007 as quoted on the OTC Bulletin Board.

AVS Installation LLC & Union Labor Force 1 LLC

Unaudited Combined Financial Statements

March 31, 2007

AVS Installation LLC & Union Labor Force 1 LLC
Index to the Combined Financial Statements
March 31, 2007

Page

Combined Financial Statements (Unaudited):

Combined Balance Sheet (Unaudited)	10

Combined Statement of Operations and Members' Deficit (Unaudited)	11

Combined Statement of Cash Flows (Unaudited)	12

Notes to the Combined Financial Statements (Unaudited)	13-15

AVS Installation LLC & Union Labor Force 1 LLC
Combined Balance Sheet
March 31, 2007
(Unaudited)

Assets
Current Assets
Cash	$64,253
Accounts receivable, less allowance for doubtful accounts of $50,725	562,186
Inventories	510,648
Other current assets	57,926
Total Current Assets	1,195,013

Property and Equipment, net	51,436
Total Assets	$1,246,449

Liabilities and Members' Deficit
Current Liabilities
Accounts payable	$916,738
Sales tax payable	54,058
Current portion of long-term debt	5,956
Line of credit	419,758
Deferred revenue	136,526
Total Current Liabilities	1,537,094

Long-term debt, net of current portion	8,540
Total Liabilities	1,541,576

Commitments and Contingencies	-
Members' Deficit

Members' Deficit	(295,127)
Total Members' Deficit	(295,127)

Total Liabilities and Members' Deficit	$1,246,449

AVS Installation LLC & Union Labor Force 1 LLC
Combined Statement of Operations and Members' Deficit
Three months ended March 31, 2007
(Unaudited)

Net Sales	$1,219,601

Cost of Sales	1,072,556

Gross Profit	147,045

Operating Expenses	226,469

Income From Operations	(79,424)

Interest Expense	9,511

Net Loss	(88,935)

Members' Capital, December 31, 2006	209,308

Members' Distributions	(415,500)

Members' Deficit, March 31, 2007	$(295,127)

AVS Installation LLC & Union Labor Force 1 LLC
Combined Statement of Cash Flows
Three months ended March 31, 2007
(Unaudited)

Cash Flows From Operating Activities
Net loss	$(88,935)
Adjustments to Reconcile Net Loss to Net Cash Provided by
Operating Activities
Depreciation	3,362
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Assets
Accounts receivable	18,107
Inventories	100,061
Other current assets	(49,387)
Increase (Decrease) in Liabilities
Accounts payable	266,861
Payroll taxes payable	(15,083)
Deferred revenue	(17,114)
Net Cash Provided by Operating Activities	217,872

Cash Flows From Financing Activities
Proceeds from bank loans	207,228
Repayments of bank loans	(13,275)
Members’ distributions	(415,500)
Net Cash Used in Financing Activities	(221,547)

Net Decrease in Cash	(3,675)

Cash, Beginning of Period	67,928

Cash, End of Period	$64,253

SUPPLEMENTAL DISCLOSURES
Cash Paid During the Period for:
Interest	$9,511
Income taxes	$-

AVS Installation LLC & Union Labor Force 1 LLC
Notes to the Combined Financial Statements
(Unaudited)

Summary of Significant Accounting Policies

Nature of Business
AVS Installation LLC & Union Labor Force 1 LLC (together, the "Company") provides audio-visual consultation, technical systems, and implementation services.  The Company is actively involved in all areas of the audio visual industry and has the ability to develop ideas and solutions from one industry to the next.

Basis of Combination
The accompanying combined financial statements include all accounts of AVS Installation LLC & Union Labor Force 1 LLC, both of which are under common control.  All significant inter-company accounts and transactions have been eliminated in combination.

Fair Value of Financial Instruments
The carrying amounts reported in the combined balance sheet as of March 31, 2007 for accounts receivable and accounts payable approximate the fair value because of the immediate or short-term maturity of these financial instruments.  The fair value of long-term debt and line of credit approximates their carrying values as the stated or discounted rates of the debt reflect recent market conditions.

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Accounts Receivable
Accounts receivable are customer obligations due under normal trade terms.  Senior management reviews accounts receivable on a monthly basis to determine if any receivables will be potentially uncollectible.  The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts.  After all attempts to collect a receivable have failed, the receivable is written off against the allowance.  Based on the information available, the Company believes its allowance for doubtful accounts as of March 31, 2007 is adequate.

Inventories
Inventory is stated at the the lower of cost (First-In, First-Out ("FIFO") method) or market.  Inventory consists primarily of work-in-progress.

Advertising Costs
The Company expenses all advertising costs as incurred.

Shipping and Handling Costs
The Company expenses all shipping and handling costs as incurred.  These costs are included in Cost Sales.

Revenue Recognition
Revenue is recognized on the accrual basis of accounting when earned.  Revenue is recognized only after the systems have been shipped to the customer's location, 100% installed, and collection of the sale is reasonably assured.

Warranty Reserve
The Company warranties its installation of equipment for defects in design, materials, and workmanship generally for a period of ninety days from the date placed in service.  At March 31, 2006 the provision for estimated warranty costs was $0.  In addition, the Company will extend its warranty at an additional charge which is recognized over the life of the contract.  In the three months ended March 31, 2007, warranty revenues aggregated $40,115.

AVS Installation LLC & Union Labor Force 1 LLC
Notes to the Combined Financial Statements
(Unaudited)

Summary of Significant Accounting Policies, Continued

Income Taxes
The Company has elected under the Internal Revenue Code and state law to be taxed as a partnership.  In lieu of corporation income taxes, the members of a partnership include their proportionate share of the Company's taxable income or net operating loss in their individual income tax returns.  Therefore, no provision or liability for federal income taxes has been included in these financial statements.

Property and Equipment
Property and equipment are stated at cost and include expenditures that substantially increase the useful lives of existing assets.  Maintenance, repairs and minor renewals are expensed as incurred.  When property and equipment are disposed of, the related cost and accumulated depreciation is removed from the respective accounts and any gain or loss is reflected in income.  Depreciation and amortization are computed on the straight-line method based on the estimated useful lives of the assets.

Use of Estimates
The preparation of financial statements in conformity with the U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Accordingly, actual amounts could differ from these estimates.

Property and Equipment

At March 31 2007, property and equipment consists of the following:

		Estimated
		Useful Lives
Equipment	$67,243	5 years
Less: accumulated depreciation and amortization	(15,807)
	$51,436

Depreciation expense for the year three months ended March 31, 2007 is $3,362.

Long-Term Debt

Long-term debt at March 31, 2007 consists of the following:

Vehicle loan bearing interest at 6.3%, due in monthly installments of
$558 including interest through July 8, 2009;.
and collateralized with vehicle.	$14,496
Less: Current portion of long-term debt	(5,956)
$8,540
Future maturities of the long-term debt are as follows:

2008	4,719
2009	1,237
Total	$14,496

AVS Installation LLC & Union Labor Force 1 LLC
Notes to the Combined Financial Statements
(Unaudited)

Lines of Credit

The Company has two Revolving Credit Agreements ("Credit Agreements") with Interstate Net Bank.  Under the terms of the Credit Agreements, the Company has the ability to borrow up to $250,000 and $300,000 at the five year Treasury Bill Rate plus 2.5% (7.0%) and 1% (5.5%), as of March 31, 2007, respectively.  The outstanding balances on the revolving credit agreements were $148,235 and $271,523, respectively.  All obligations to Interstate Net Bank are guaranteed by the two principals of the Company and their owners.  The Credit Agreements extend until July 1, 2007 and are collateralized by all of the Company's assets.

Commitments and Contingencies

The Company leases its current office in New Jersey.  The two year lease expires on July 31, 2007.  In addition, the Company leases a storage space on a month-to-month basis.  Rent expense for the three months ended March 31, 2007 was $12,360.

The Company also leases delivery and office equipment in accordance with operating lease agreements that expire at various dates through 2007. Rent expense for this equipment totaled $4,209 for the three months ended March 31, 2007.

Purchase Commitments

The Company has purchase commitments for audio visual products with two of its vendors to purchase an aggregate of $35,000 annually. The purchase commitments renew automatically each year, and are cancellable upon delivery of a non-renewal notice at least 30 days prior to the renewal date.

Concentrations

The Company periodically deposits cash with financial institutions in excess of the maximum federal insurance limits (FDIC) of $100,000 per bank.

Guaranteed Payments

Guaranteed payments to principals of $87,500 are included in operating expenses.

Subsequent Events

Effective April 1, 2007, Telanetix, Inc. acquired, from Robert Leggio and Elbert E. Layne, Jr., all of the stock of the two corporations which own all of the membership interests in AVS Installation Limited Liability Company and Union Labor Force One Limited Liability Company, pursuant to the terms of a Stock Purchase Agreement entered into on March 30, 2007.  The purchase price paid by Telanetix, Inc. was $1,253,000.  Telanetix, Inc. paid the purchase price through the issuance of 248,119 shares of its own common stock.  The number of shares issued was calculated by dividing the $1,253,000 purchase price by $5.05, which was the closing sales price per share of Telanetix, Inc.'s common stock on March 30, 2007 as quoted on the OTC Bulletin Board.

Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements

On April 1, 2007, Telanetix, Inc. ("Telanetix") completed its acquisition of all of the stock of two corporations which own all of the membership interests in AVS Installation Limited Liability Company and Union Labor Force One Limited Liability Company (together, "AVS"). The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase.

The unaudited pro forma condensed combined balance sheet as of March 31, 2007, and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2007 and the year ended December 31, 2006, are presented herein. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Telanetix and AVS as of March 31, 2007. The unaudited pro forma condensed combined statements of operations were prepared using the historical statements of operations of Telanetix and AVS for the three months ended March 31, 2007 and for the year ended December 31, 2006.

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it had been completed on March 31, 2007, and combines the unaudited condensed balance sheets of Telanetix and AVS. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2007 and for the year ended December 31, 2006 give effect to the acquisition as if it had occurred on January 1, 2006.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what such financial position or results would be for any future periods. The unaudited pro forma condensed combined financial statements, and the accompanying notes, are based upon the respective historical consolidated and combined financial statements of Telanetix and AVS, and should be read in conjunction with Telanetix's historical financial statements and related notes, Telanetix's "Management's Discussion and Analysis of Financial Condition and Results of Operation" contained in Telanetix's Annual Report on Form 10-KSB for the year ended December 31, 2006, and AVS's financial statements presented herein.

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Telanetix, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2007

	Telanetix	AVS	Pro forma Adjustments		Pro forma Combined

ASSETS
Current Assets:
Cash	$2,668,581	$64,253	$-		$2,732,834
Accounts receivable, net	389,507	562,186	(223,367)	(a)	728,326
Inventory	-	510,648	-		510,648
Prepaid expenses and other current assets	24,969	57,926	-		82,895
Total current assets	3,083,057	1,195,013	(223,367)		4,054,703

Property and equipment, net	108,587	51,436			160,023

Other Assets:
Deposits	15,632	-			15,632
Deferred financing costs, net	257,182	-			257,182
Intangible assets, net	-	-	730,000	(b)	730,000
Goodwill	-	-	818,127	(b)	818,127

Total assets	$3,464,458	$1,246,449	$1,324,760		$6,035,667

LIABILITIES AND STOCKHOLDERS' DEFICIT / MEMBERS' DEFICIT
Current liabilities:
Accounts payable	$236,897	$916,738	$(223,367)	(a)	$930,268
Sales tax payable	-	54,058			54,058
Accrued expenses	149,110	-			149,110
Line of credit	-	419,758			419,758
Deferred revenue	-	136,526			136,526
Deferred compensation, current portion	481,692	-			481,692
Convertible debentures, current portion, net	1,433,381	-			1,433,381
Current portion of long-term debt	-	5,956			5,956
Warrant liabilities	5,065,376	-			5,065,376
Total current liabilities	7,366,456	1,533,036	(223,367)		8,676,125

Convertible debentures, less current portion, net	1,433,381	-			1,433,381
Long-term debt, net of current portion	-	8,540			8,540
Deferred compensation	481,692	-			481,692
Total liabilities	9,281,529	1,541,576	(223,367)		10,599,738

Stockholders' Deficit / Members' Deficit
Preferred stock	-	-			-
Common stock	1,563	-	25	(c)	1,588
Additional paid in capital	9,656,701	-	1,252,975	(c)	10,909,676
Warrants	10,000	-			10,000
Accumulated deficit	(15,485,335)	(295,127)	295,127	(d)	(15,485,335)
Total stockholders' deficit / members' deficit	(5,817,071)	(295,127)	1,548,127		(4,564,071)

Total liabilities and stockholders' deficit / members' deficit	$3,464,458	$1,246,449	$1,324,760		$6,035,667

See accompanying notes to the unaudited pro forma condensed combined financial statements.

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TELANETIX, INC. AND SUBSIDIARY
Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2007

	Telanetix	AVS	Pro forma Adjustments		Pro forma Combined

Net sales	$462,268	$1,219,601	$(28,500)	(a)	$1,653,369
Cost of sales	141,705	1,072,556	(4,800)	(a)	1,209,461
Gross profit	320,563	147,045	(23,700)		443,908

Operating expenses:
Selling, general and administrative	1,340,299	226,469	(4,500)	(a)	1,562,268
Research and development	117,390	-	-		117,390
Amortization of intangible assets	-	-	36,500	(e)	36,500
Total operating expenses	1,457,689	226,469	32,000		1,716,158

Operating loss	(1,137,126)	(79,424)	(55,700)		(1,272,250)

Other income (expense):
Interest expense	(371,168)	(9,511)	-		(380,679)
Change in fair value of warrant liabilities	(3,971,148)	-	-		(3,971,148)
Gain (loss) on disposal of fixed assets	-	-	-		-
Interest income	7,540	-	-		7,540
Total other income (expense)	(4,334,776)	(9,511)	-		(4,344,287)

Loss before income taxes	(5,471,902)	(88,935)	(55,700)		(5,616,537)

Provision for income taxes	-	-			-

Net loss	$(5,471,902)	$(88,935)	$(55,700)		$(5,616,537)

Net loss per share - basic and diluted	$(0.35)				$(0.35)

Weighted average shares outstanding -
basic and diluted	15,575,640				15,823,759

See accompanying notes to the unaudited pro forma condensed combined financial statements.

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TELANETIX, INC. AND SUBSIDIARY
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2006

	Telanetix	AVS	Pro forma Adjustments		Pro forma Combined

Net sales	$1,311,494	$4,402,745	$(206,780)	(a)	$5,507,459
Cost of sales	476,130	3,685,774	(78,164)	(a)	4,083,740
Gross profit	835,364	716,971	(128,616)		1,423,719

Operating expenses:
Selling, general and administrative	3,488,238	607,745	(12,998)	(a)	4,082,985
Research and development	382,210	-	-		382,210
Amortization of intangible assets	-	-	146,000	(e)	146,000
Total operating expenses	3,870,448	607,745	133,002		4,611,195

Operating profit (loss)	(3,035,084)	109,226	(261,618)		(3,187,476)

Other income (expense):
Interest expense	(83,770)	(18,399)	-		(102,169)
Gain (loss) on disposal of fixed assets	(2,411)	-	4,153	(a)	1,742
Interest income	3,009	-	-		3,009
Total other income (expense)	(83,172)	(18,399)	4,153		(97,418)

Loss before income taxes	(3,118,256)	90,827	(257,465)		(3,284,894)

Provision for income taxes	800	-	-		800

Net income (loss)	$(3,119,056)	$90,827	$(257,465)		$(3,285,694)

Net loss per share - basic and diluted	$(0.22)				$(0.22)

Weighted average shares outstanding -
basic and diluted	14,470,075				14,718,194

See accompanying notes to the unaudited pro forma condensed combined financial statements.

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Telanetix, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.    Basis of Presentation

The unaudited pro forma condensed combined statements of operations of Telanetix, Inc. (“Telanetix”) for the three months ended March 31, 2007 and the year ended December 31, 2006 give effect to the acquisition of AVS Installation Limited Liability Company and Union Labor Force One Limited Liability Company (together, "AVS") as if it had been completed on January 1, 2006. The unaudited pro forma condensed combined balance sheet as of March 31, 2007 gives effect to the acquisition of AVS as if it had occurred on March 31, 2007.

The unaudited pro forma condensed combined statements of operations and unaudited pro forma condensed combined balance sheet were derived by adjusting Telanetix’s historical financial statements for the acquisition of AVS. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations are provided for informational purposes only and should not be construed to be indicative of Telanetix’s financial position or results of operations had the transaction been consummated on the dates indicated and do not project Telanetix’s financial position or results of operations for any future period or date.

The unaudited pro forma condensed combined balance sheet and unaudited condensed combined statements of operations and accompanying notes should be read in conjunction with Telanetix’s historical financial statements and related notes, Telanetix’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in Telanetix’s Annual Report on Form 10-KSB for the year ended December 31, 2006, and AVS’s financial statements presented herein.

Note 2.    Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect a purchase price of $1,253,000. Telanetix paid the purchase price through the issuance of 248,119 shares of its common stock valued at $5.05, which was the closing sales price per share of its common stock on March 30, 2007 as quoted on the OTC Bulletin Board.

The preliminary purchase price allocation as of April 1, 2007, subject to change pending completion of the final valuation and analysis, is as follows:

Tangible assets	$1,246,449
Goodwill	818,127
Customer relationships	500,000
Trade name	150,000
Workforce	80,000
Total assets acquired	2,794,576
Liabilities assumed	(1,541,576)
Net assets acquired	$1,253,000

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Customer relationships, Trade name and Workforce are being amortized on a straight-line basis over five years.

Note 3.    Pro Forma Adjustments

The following pro forma adjustments are based upon management’s preliminary estimates of the value of the tangible and intangible assets acquired. These estimates are subject to finalization.

(a)	Represents elimination of transactions between Telanetix and AVS.

(b)
Represents $818,127 of goodwill and $730,000 of other intangible assets resulting from the transaction, as if the acquisition had been completed on March 31, 2007. The final valuation of the purchase price allocation between goodwill and identifiable intangible assets has not yet been completed. These amounts represent Telanetix's best estimates and are subject to change pending completion of the final valuation and analysis.

(c)	Represents the issuance of 248,119 shares of Telanetix common stock valued at $5.05 per share to acquire AVS.

(d)	Represents the elimination of the combined historical Members’ deficit accounts of AVS.

(e)
Represents the acquired intangible assets amortization resulting from the transaction, as if the acquisition has been completed on January 1, 2006. Additionally, amortization expense will vary from amounts presented when the final valuation related to the AVS acquisition is completed, and the allocation between goodwill and identifiable assets is recorded.

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